Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-59376 on Form S-3 and Nos. 33-41453, 33-48646, 33-77080, 333-31753, 333-59547, 333-80071, 333-36836, 333-62574, 333-92368, 333-107875, 333-125392, and 333-144768 on Form S-8 of our report dated February 6, 2008, relating to the financial statements of Somanetics Corporation, and the effectiveness of Somanetics Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Somanetics Corporation for the year ended November 30, 2007.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
February 6, 2008